Exhibit 10.4
KEY EXECUTIVE PERFORMANCE PLAN AGREEMENT
     This Key Executive Performance Plan Agreement (the “Agreement”) made as of the 24th day of February, 2011 by and between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Corporation”) and [NAME] the Employee”).
     WHEREAS, the Corporation sponsors and maintains the Allegheny Technologies Incorporated Key Executive Performance Plan (the “KEPP”);
     WHEREAS, the Corporation desires to encourage the Employee to remain an employee of the Corporation and, during the KEPP Performance Period measuring calendar years 2011, 2012 and 2013 (the “2011-2013 Performance Period”) to contribute substantially to the financial performance of the Corporation and, to provide that incentive, the Corporation has awarded the Employee the opportunity to participate in the KEPP for the 2011-2013 Performance Period, subject to the terms and conditions set forth in the KEPP and in this Agreement; and
     WHEREAS, the Corporation and the Employee desire to evidence the Award of the opportunity to participate in the KEPP for the 2011-2013 Performance Period and the terms and conditions applicable thereto in this KEPP Agreement.
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the Corporation and the Employee agree as follows:
     1. KEPP Document Controls; Definitions. In the event of any conflict between the provisions of the KEPP document and this Agreement, the provisions of the KEPP document shall control. Initially capitalized terms not specifically defined in this Agreement shall have the meanings ascribed thereto under the KEPP document, which is attached hereto as Exhibit I and made a part hereof.
     2. Grant of Award for 2011-2013 Performance Period. The Corporation hereby grants an Award under KEPP to the Employee to participate in the KEPP for the 2011-2013 Performance Period. The Employee’s opportunity is measured as a multiple of his annual base salary at the rate in effect on the Date of Award, which for the Employee for the 2011-2013 Performance Period is $[SALARY] (the “Base Amount”). For each gradation of achievement of Earnings in Level I and/or for each gradation determined by the Personnel and Compensation Committee (the “Committee”) under Level II, the Base Amount shall be multiplied by the designated gradation of achievement as set forth under Section 3 or as determined by the Committee under Section 4 of this Agreement.
     3. Level I Earnings Gradations. For the 2011-2013 Performance Period, Earnings shall be measured in aggregate income before taxes as reported by the

Corporation for calendar years 2011, 2012 and 2013. The gradations and amounts shall be as follows for the 2011-2013 Performance Period:

Gradation	Earnings
(in income before taxes of
the Corporation, in millions)
1X	$900
2X	$1,000
3X	$1,100
4X	$1,200
5X	$1,300
6X	$1,400
7X	$1,500
8X	$1,600
9X	$1,700
10X	$1,800
     No KEPP Payments will be made under Level I if aggregate income before taxes of the Corporation for 2011, 2012 and 2013 is less than $900 million. No KEPP payment in excess of 10X will be made if aggregate income before taxes of the Corporation for 2011, 2012 and 2013 is in excess of $1,800 million.
     4. Level II Opportunities. The Employee shall have an opportunity to receive a KEPP Payment under Level II in an amount determined appropriate by the Committee, and subject to its negative discretion, based on the Committee’s determination of applicable factors and the Committee’s perception of the relative degree of the Corporation’s achievement of and implementation of the Operational Goals provided to the Employee and other participants in KEPP for the 2011-2013 Performance Period. The Committee is not required to make a KEPP payment under Level II under any circumstances and can make a Level II Payment if the minimum Earnings under KEPP Level I are not attained.
     5. Termination of Employment. If Employee’s employment with the Corporation and all of its direct or indirect subsidiaries is terminated by either party for any reason prior to January 1, 2014 (except if such date is preceded by a Change in Control as provided in Section 6 below, including, but not limited to, the involuntary termination of the Employee’s employment with the Corporation for any reason, with or without cause, other than the Employee’s death, disability or retirement with the consent of the Corporation when the Employee is at least 55 years of age with at least five years of service (“Retirement”)), all rights of the Employee to the Award made under this Agreement shall terminate immediately and be forfeited in their entirety. Without limiting the foregoing, the Employee will not be considered for any KEPP Payment under Level II. If the Employee dies, has a Retirement or becomes disabled during the 2011-2013 Performance Period, the Employee shall be entitled to a KEPP Payment equal to the greater of (i) a pro rata KEPP Award determined by multiplying (a) the gradation of earnings under Level I actually achieved by the

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Corporation for the 2011-2013 Performance Period by (b) the Employee’s Base Amount and then by (c) a fraction of which the numerator is the number of months beginning on January 1, 2011 and ending on the effective date of the Employee’s death, Disability or Retirement and the denominator is 36 and (ii) the amount reserved in the Participant Retention Achievement Bank as of the last day of the calendar year immediately preceding the date of the Employee’s death, Disability or Retirement. Any KEPP Payment due to the Employee if he becomes Disabled or has a Retirement or to the Beneficiary of the Employee if he dies shall be paid after the end of the 2011-2013 Performance Period when KEPP Payments are made to other participants in KEPP for the 2011-2013 Performance Period.
     6. Change of Control. In the event of a Change in Control, the Employee shall be entitled to receive an amount determined under Section 8.01 of the KEPP Document.
     7. Withholding. The Corporation or its direct or indirect subsidiary may withhold from amount of any KEPP Payment due to Employee all taxes, including social security taxes, which the Corporation or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to any KEPP Payment.
     8. No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon Employee any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Corporation or its direct or indirect subsidiary to terminate his or her employment or other relationship at any time. Income realized by Employee pursuant to this Agreement shall not be included in Employee’s earnings for the purpose of any benefit plan, qualified or non-qualified, in which Employee may be enrolled or for which Employee may become eligible unless otherwise specifically provided for in such plan.
     9. Employee Representations. In connection with this Award, the Employee represents the following:
     (a) Employee has reviewed with Employee’s own tax advisors, the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Employee is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. Employee understands that Employee (and not the Corporation) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.
     (b) Employee has received, read and understood this Agreement and KEPP and agrees to abide by and be bound by their respective terms and conditions.

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     10. Miscellaneous.
     (a) Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth’s principles of conflicts of laws.
     (b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.
     (c) Entire Agreement; Amendment. This Agreement contain the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement. This Agreement may not be amended or modified without the written consent of the Corporation and Employee.
     (d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.
     IN WITNESS WHEREOF, the parties have executed this Key Executive Performance Plan Agreement as of the date first written above.
ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Jon D. Walton
	Name:	Jon D. Walton
	Title:	Executive Vice President, Human Resources, Chief Legal & Compliance Officer

PARTICIPANT	WITNESS

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EXHIBIT I
Allegheny Technologies Incorporated
Key Executive Performance Plan
Effective as of January 1, 2004
And as amended February 24, 2005
and as further amended on February 22, 2006
and as further amended on February 21, 2007
and as further amended on February 21, 2008
and as further amended on February 18, 2009
and as further amended on February 24, 2010
and as further amended on February 24, 2011
Article I. Adoption and Purpose of the Key Executive Performance Plan
     1.01 Adoption. This Key Executive Performance Plan is adopted by the Personnel and Compensation Committee of the Board of Directors as a part of the Allegheny Technologies Incorporated executive compensation program effective January 1, 2004. The KEPP Payments, if any, earned under this Plan are intended as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as incentive compensation determined solely with reference to attainment in predetermined levels of Earnings and Operational Goals within the relevant Performance Period.
     1.02 Purpose. The purposes of the KEPP are (i) to direct the focus of key management employees to the achievement of goals deemed necessary for the success of the Corporation, (ii) to assist the Corporation in retaining and motivating selected key management employees of the Corporation and its subsidiaries who will contribute to the success of the Corporation and (iii) to reward key management employees for the overall success of the Corporation as determined with reference to predetermined levels of Earnings of the Corporation and attainment of Operational Goals. The KEPP is intended to act as an incentive to participating key management employees to achieve long-term objectives that will inure to the benefit of all stockholders of the Corporation measured in terms of achievement of predetermined levels of Earnings of the Corporation and attainment of Operational Goals.
     1.03 Plan Document. This KEPP plan document is intended as the plan document as adopted by the Committee, which will govern all Performance Periods of the KEPP beginning in or after 2004 and after 2007 as the Incentive Plan was reapproved.

Article II. Definitions
     For purposes of this Plan, the capitalized terms set forth below shall have the following meanings:
     2.01 Award means an opportunity to earn a KEPP Payment in a particular Performance Period. Each Award shall be denominated in dollars that can be earned upon attainment of predetermined Earnings thresholds (Level I) and the maximum amount that may be paid with respect to Operational Goals before the application of Negative Discretion (Level II).
     2.02 Award Agreement means a written agreement between the Corporation and a Participant or a written acknowledgment from the Corporation specifically setting forth the terms and conditions of a KEPP Award granted to a Participant pursuant to Article VI of this Plan.
     2.03 Board means the Board of Directors of the Corporation.
     2.04 Cause means a determination by the Committee that a Participant has engaged in conduct that is dishonest or illegal, involves moral turpitude or jeopardizes the Corporation’s right to operate its business in the manner in which it is now operated.
     2.05 Change in Control means any of the events set forth below:
          (a) The acquisition in one or more transactions, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Corporation Voting Securities in excess of 25% of the Corporation Voting Securities unless such acquisition has been approved by the Board; or
          (b) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on January 1, 2001 and (ii) persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on January 1, 2001; provided, however, that any person nominated for election by the Board at a time when at least two-thirds of the members of the Board were persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i); or
          (c) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Stock and Corporation Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Stock and Corporation Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be; or
          (d) Approval by the stockholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) a sale or other disposition of all or substantially all the assets of the Corporation.
     2.06 Committee means the Personnel and Compensation Committee of the Board.
     2.07 Corporation means Allegheny Technologies Incorporated, a Delaware corporation, and its successors.
     2.08 Corporation Voting Securities means the combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of the Board.
     2.09 Date of Award means the date as of which an Award is granted in accordance with Article VI of this Plan.
     2.10 Disability means any physical or mental injury or disease of a permanent nature which renders a Participant incapable of meeting the requirements of the employment performed by such Participant immediately prior to the commencement of such disability. The determination of whether a Participant is disabled shall be made by the Committee in its sole and absolute discretion. Notwithstanding the foregoing, if a Participant’s employment by the Corporation or an applicable subsidiary terminates by reason of a disability, as defined in an Employment Agreement between such Participant and the Corporation or an applicable subsidiary, such Participant shall be deemed to be disabled for purposes of the KEPP.
     2.11 Earnings means the earnings of the Corporation determined in accordance with generally accepted accounting principles, provided, however, for the 2005 through 2007, the 2006 through 2008, the 2007 through 2009, the 2008 through 2010, the 2009 through 2011, the 2010 through 2012 and the 2011 through 2013 Performance Periods, Earnings shall be expressed in terms of income before taxes.
     2.12 Effective Date means January 1, 2004.
     2.13 Exchange Act means the Securities Exchange Act of 1934, as amended.

     2.14 KEPP Payment means the amount actually earned by a Participant in a particular Performance Period. Each KEPP Payment shall be the sum of the amounts earned by a Participant during a Performance Period as Level I and Level II achievement or, for the 2006-2008, 2007-2009, 2008-2010, 2009-2011, 2010-2012 and 2011-2013 Performance Period, the amount under the Participant Retention Achievement Bank under Section 8.04.
     2.15 Level I means that portion of an Award that may be earned based on attainment of Earnings.
     2.16 Level II means that portion of an Award that may be earned, after application of Negative Discretion by the Committee, based on the Committee’s determination of the relative achievement of and implementation of the Operational Goals for that measurement period.
     2.17 Negative Discretion means the power of the Committee to be exercised solely in the Committee’s discretion to reduce the Level II portion of any Award. It is anticipated that the Committee will review with the Chief Executive Officer of the Corporation the relative attainment of Operational Goals during a particular Performance Period before the Committee exercises its Negative Discretion.
     2.18 Operational Goals means the goals set by the Committee at the commencement of a Performance Period to be attained by the Participants during the course of a particular Performance Period. Operational Goals will be set forth in terms of operating objectives and/or criteria, which may or may not be earnings measures that, in the judgment of the Committee after consultation with the Chief Executive Officer of the Corporation, will enhance the success of the Corporation during and beyond a particular Performance Period.
        .
     2.19 Participant means any key management employee selected by the Committee, pursuant to Section 5.01 of this Plan, as eligible to participate under the KEPP for any one or more Performance Period.
     2.20 Performance Period means a period of more than one fiscal year of the Corporation over which the attainment of Earnings and Operational Goals shall be measured.
     2.21 Plan or KEPP means the Key Executive Performance Plan as set forth in this plan document or as the same may be amended from time to time.
     2.22 Retirement means, a termination of employment with the Corporation and each subsidiary of the Corporation at or after (i) attaining age 55 and (ii) completing five years of employment with the Corporation and/or any subsidiary of the Corporation.

     2.23 Withholding Obligations means the amount of federal, state and local income and payroll taxes the Corporation determines in good faith must be withheld with respect to a KEPP Payment. Withholding Obligations may be settled by the Participant, as permitted by the Committee in its discretion, in cash, previously owned shares of common stock of the Corporation or any combination of the foregoing.
Article III. Administration
     In addition to any power reserved to the Committee under the governing documents of the Corporation, the KEPP shall be administered by the Committee, which shall have exclusive and final authority and discretion in each determination, interpretation or other action affecting the KEPP and its Participants. The Committee shall have the sole and absolute authority and discretion to interpret the KEPP, to amend or modify this Plan for the KEPP, to select, in accordance with Section 5.01 of this Plan, the persons who will be Participants hereunder, to set all Earnings thresholds for Level I and Operational Goals for Level II, to determine all performance criteria, levels of Awards and KEPP Payments payable, to determine, after review of the Corporation’s financial reports, the degree to which any threshold of Earnings has been achieved for a Performance Period with respect to the Level I portion of any Award, to review the attainment of Operational Goals and exercise Negative Discretion with respect to the Level II portion of any Award, to impose such conditions and restrictions as it determines appropriate and to take such other actions and make such other determinations in connection with the KEPP as it may deem necessary or advisable.
Article IV. Overview of KEPP
     4.01 Cash Bonus Plan. KEPP is designed to pay cash bonuses to participating key executives after the end of a Performance Period based on the level (i) of achievement of predetermined Earnings thresholds and (ii) attainment of Operational Goals (to which the Committee may exercise Negative Discretion).
     4.02 Levels of Awards. KEPP Awards are granted with two levels. The first level, Level I, is a cash bonus payment based on achievement of Earnings that the Committee has no discretion to reduce. KEPP Payments earned under Level I will be earned solely with reference to Earnings attained during the Performance Period. The second level, Level II, is a cash bonus payment based on level of attainment of Operational Goals that the Committee has the Negative Discretion to reduce. The Committee’s judgment in exercising its Negative Discretion to arrive at a KEPP Payment under Level II is expected to be guided by the degree to which the Corporation generally or the participating key executives in particular have attained predetermined Operational Goals. The Committee is expected to review the level of attainment of Operational Goals with the Chief Executive Officer of the Corporation before exercising any Negative Discretion. For the 2006-2008, the 2007-2009 the 2008-2010, 2009-2011, 2010-2012 and the 2011-2013 Performance Period, the Committee has established the Participant Retention Achievement Bank under Section 8.04.

     4.03 Participating Key Executives. It is intended that the number of participating key executives shall be limited to those key executives with the most direct influence on the attainment of Earnings and operational goals.
Article V. Participation
     5.01 Designation of Participants. Participants in the KEPP shall be such key management employees of the Corporation or of its subsidiaries as the Committee, in its sole discretion, may designate as eligible to participate in the KEPP for any one or more Performance Periods. No later than 90 days after the commencement of each Performance Period during the term of the KEPP, the Committee shall designate the Participants who are eligible to participate in the KEPP during such Performance Period. The Committee’s designation of a Participant with respect to any Performance Period shall not require the Committee to designate such person as a Participant with respect to any other Performance Period. The Committee shall consider such factors as it deems pertinent in selecting Participants. The Committee shall promptly provide to each person selected as a Participant written notice of such selection.
Article VI. Grants under the KEPP
     6.01 Annual Determination Regarding Performance Period. No later than the 60th day of each calendar year, the Committee shall determine whether to establish a Performance Period, provided, however, for a Performance Period established in calendar year 2004, the Committee may make a determination under this Section 6.01 at any time prior to the 90th day of calendar year 2004.
     6.02 Determination of Grants, Awards (both Level I and Level II) and Performance Criteria. For each Performance Period, the Committee shall take the following actions no later than the 90th day of the first calendar year of that Performance Period:
     (a) Identify Participants for that Performance Period.
     (b) Establish the level of Level I and Level II opportunities for each Participant.
     (c) Set the Earnings target(s).
     (d) Set the Operational Goals and relative weightings after discussing such goals and weighting with the Chief Executive Officer in order to bring the Operational Goals as closely as possible in line with the Corporation’s business plans.
     6.03 Termination of Employment. If a Participant terminates employment with the Corporation and each subsidiary of the Corporation during a then uncompleted Performance Period for reasons other than death, Disability or Retirement, any KEPP

Award for any then uncompleted Performance Period shall be forfeited automatically. If a Participant terminates employment with the Corporation and each subsidiary of the Corporation for reasons of death, Disability or Retirement during a then uncompleted Performance Period, the Participant shall be entitled to receive a pro rata KEPP Payment for each then uncompleted Performance Period determined:
     (a) when the KEPP Payments for all other Participants in such Performance Period(s) are determined; and
     (b) based on the actual level of achievement of Earnings for that Performance Period and the attainment of Operational Goals, after the application of Negative Discretion.
Article VII. Determination of Achievement of Earnings and Operational Goals
     7.01 Determination of Earnings and Operational Goals. As promptly as administratively feasible but in no event later than the March 1st of the calendar year following last calendar year of each Performance Period, the Committee shall determine Earnings of the Corporation and the attainment of Operational Goals and the degree, if any, to which the Committee will exercise Negative Discretion.
     7.02 Determination of KEPP Payments. KEPP Payments for a particular Performance Period for a particular Participant shall be the result of adding (i) the amount earned by a particular Participant under Level I based on the Corporation’s actual Earnings during the Performance Period and (ii) the amount earned by a particular Participant under Level II based on attainment of Operational Goals and after the application, if any, by the Committee of Negative Discretion or, for the 2006-2008, for the 2007-2009, for the 2008-2010, for the 2009-2011, for the 2010-2012 and for the 2011-2013 Performance Period, the Participant Retention Achievement Bank amount determined under Section 8.04.
Article VIII. Miscellaneous
     8.01 Change in Control. In the event of a Change in Control, KEPP Payments shall be determined for all then uncompleted Performance Periods as of the date of the Change in Control at the highest level Earnings for each such uncompleted Performance Period and KEPP Payments shall be delivered to the Participant as soon after the Change in Control as is administratively feasible.
     8.02 Non-Uniform Determinations. The actions and determinations of the Committee need not be uniform and may be taken or made by the Committee selectively among employees or Participants, whether or not similarly situated.
     8.03 Amendment and Termination of the Plan. The Committee shall have complete power and authority to amend or terminate this Plan at any time it is deemed necessary or appropriate. No termination or amendment of the Plan may, without the consent of the Participant to whom any award shall theretofore have been granted under the KEPP, adversely affect the right of such individual under such award; provided, however, that the Committee may, in its sole discretion, make such provision in the Award Agreement for amendments which, in its sole discretion, it deems appropriate.
     8.04 Participant Retention Achievement Bank. In order to retain participants designated as eligible to participate in KEPP for the 2006-2008, the 2007-2009, the 2008-2010, the 2009-2011, the 2010-2012 and the 2011-2013 Performance Period (“Banking Performance Period(s)”), for those Performance Periods, KEPP Payments will be made under this Participant Retention Achievement Bank provision if greater than the KEPP Payment otherwise due under the KEPP for the relevant Banking Performance Periods. The aggregate amount in the Participant Retention Achievement Bank shall be equal to the sum of the three amounts (none less than 0) determined as of the close of each year in the relevant Banking Performance Period by taking the amount of Earnings for that year multiplied by three and determining the Level I amount due for that level of achievement for the entire three year, relevant Banking Performance Period(s) and then dividing the KEPP Payment due under the foregoing clause by three. The resulting amount will be one of the three amounts added together (one for each year in the relevant Banking Performance Period) to comprise the aggregate Participant Retention Achievement Bank. The amount of the KEPP Payment due to any individual Participant for the relevant Banking Performance Period will be equal to the amount determined by multiplying the Participant Retention Achievement Bank by a fraction, the numerator of which is the Level I KEPP Payment due to that Participant if actual performance for the relevant Banking Performance Period was at the 1X Threshold Reference and the denominator of which is the sum of all payments due at Level I for 1X achievement for all Participants for the relevant Banking Performance Period.